EX-34.7
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Deloitte & Touche LLP
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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Board of Directors and Shareholder
Washington Mutual Bank

We have examined Washington Mutual Bank and subsidiaries' (the "Company's") compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's (SEC) Regulation AB for the securitizations of pools of mortgage loans that were completed on or after January 1, 2006, and prior to January 1, 2008, for which the Company performed servicing functions set forth in Item 1122(d), that included one or more classes of publicly offered securities registered with the SEC pursuant to the Securities Act of 1933, and for which the Company has an obligation to deliver an Assessment of Compliance pursuant to Item 1122(d) (the "Platform") described in the accompanying Certification Regarding Compliance with Applicable Servicing Criteria as of and for the year ended December 31, 2007, excluding criteria 1122(d)(1)(iii) and 1122(d)(3)(i)(C-D), which management has determined are not applicable to the activities performed by the Company with respect to the Platform. Management is responsible for the Company's compliance with the servicing criteria. Our responsibility is to express an opinion on the Company's compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria, including tests on a sample basis of the servicing activities related to the Platform, determining whether the Company performed those selected activities in compliance with the servicing criteria during the specified period and performing such other procedures as we considered necessary in the circumstances. Our procedures were limited to selected servicing activities performed by the Company during the period covered by this report and, accordingly, such samples may not have included servicing activities related to each asset-backed transaction included in the Platform. Further, an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified above that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

Our examination disclosed the following material noncompliance with 1122(d)(2)(vii)(D), 1122(d)(3)(i)(B), 1122(d)(3)(ii), 1122(d)(4)(vii), and
1122(d)(4)(xiv) applicable to the Company during the year ended December 31, 2007:

1122(d)(2)(vii)(D): Reconciliations had reconciling items that were not resolved within 90 calendar days of their original identification

1122(d)(3)(i)(B): Reports to investors did not provide information calculated in accordance with the terms specified in the transaction agreements


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1l22(d)(3)(ii): Amounts due to investors were not allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements

1122(d)(4)(vii): Loss mitigation or recovery actions on foreclosures were not initiated, conducted, and concluded in accordance with the timeframes or other requirements established by the transaction agreements

1122(d)(4)(xiv): Charge-offs were not recognized and recorded in accordance with the transaction agreements

In our opinion, except for the material noncompliance described in the preceding paragraph, the Company complied, in all material respects, with the aforementioned applicable servicing criteria for the Platform as of and for the year ended December 31, 2007.

Management's assertion includes management's responses to the material noncompliance identified in our examination. Such responses have not been subjected to the procedures applied in our examination and, accordingly, we do not express an opinion or provide any form of assurance on the appropriateness of the responses or the effectiveness of any corrective actions described therein.

/s/ Deloitte & Touche LLP
Seattle, WA
February 13, 2008


Member of Deloitte Touche Tohmatsu

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